Exhibit 99.1

Apple Hospitality REIT Acquires Home2 Suites by Hilton Orlando Airport

RICHMOND, Va. (March 20, 2019) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the opening and acquisition of the new 128-room Home2 Suites by Hilton Orlando Airport (the “Hotel”) for a purchase price of $20.7 million, or approximately $162,000 per key.

“This beautiful, newly constructed Home2 Suites adds a presence for us near Florida’s busiest airport and is a great addition to our portfolio,” said Nelson Knight, Executive Vice President and Chief Investment Officer of Apple Hospitality. “Not only will the Hotel benefit from travelers visiting the many leisure attractions that Orlando and the surrounding areas are known for, the market is also home to a variety of business and educational demand generators. We secured attractive per-key pricing prior to the start of construction of the Hotel, which we believe adds meaningful value at a time when construction costs are rising.”

The Hotel is located at 5445 Hazeltine National Drive in Orlando, Florida, less than three miles from Orlando International Airport. According to the Greater Orlando Aviation Authority, Orlando International Airport welcomed more than 47 million passengers during the year ended December 31, 2018. Passenger traffic at the airport has increased 33 percent since 2014, prompting an ongoing terminal expansion and facility enhancement project that will increase the airport’s capacity for additional flights. In addition to its proximity to the airport and related businesses, the Hotel is near a variety of dining and shopping amenities, as well as numerous corporate offices, training facilities and distribution centers. According to data provided by STR for the year ended December 31, 2018, RevPAR for the airport area submarket of Orlando improved by 4.5 percent, as compared to 2017.

Following this acquisition, the Apple Hospitality portfolio includes 243 hotels with more than 31,000 guest rooms geographically diversified throughout 34 states.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 243 hotels with more than 31,000 guest rooms located in 88 markets throughout 34 states. Franchised with industry-leading brands, the Company’s portfolio comprises 114 Marriott-branded hotels, 128 Hilton-branded hotels and one Hyatt-branded hotel. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust. Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved. In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the Securities and Exchange Commission, including, but not limited to, in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement that Apple Hospitality makes speaks only as of the date of such statement. Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.